NEWS RELEASE
Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222
FOR IMMEDIATE RELEASE

U.S. CONCRETE
REPORTS SECOND QUARTER 2009 RESULTS

HOUSTON, TEXAS –AUGUST 7, 2009 –U.S. Concrete, Inc. (NASDAQ: RMIX) today reported a net loss attributable to stockholders of $4.0 million, or ($0.11) per share, for the quarter ended June 30, 2009, compared to net income attributable to stockholders of $3.3 million, or $0.08 per diluted share, in the second quarter of 2008.  For the first six months of 2009, the Company reported a net loss attributable to stockholders of $13.4 million, or ($0.37) per share, compared to net loss attributable to stockholders of $2.0 million, or ($0.05) per share, for the first six months of 2008.

SECOND QUARTER 2009 RESULTS

Revenues in the second quarter of 2009 decreased 30.2 percent to $143.7 million, compared to $206.0 million in the second quarter of 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline is the result of the continued decrease in demand for the Company’s products due to the prolonged recession in the U.S.

The Company’s ready-mixed concrete and concrete-related products revenues for the second quarter of 2009 were $131.7 million, a decline of 31.7 percent compared to the second quarter of 2008.  Ready-mixed concrete sales volume in the second quarter of 2009 was approximately 1.23 million cubic yards, down 31.2 percent from 1.79 million cubic yards of ready-mixed concrete sold in the second quarter of 2008.  On a same-plant-sales basis, second quarter 2009 volumes were down approximately 35.3 percent from the second quarter of 2008, with volume declines in each of the Company’s major markets.  While less favorable weather conditions in the Company’s north Texas market in the second quarter of 2009 contributed to this quarter over quarter decrease, the primary reason for the decline in volume was the negative economic conditions in the construction industry.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased slightly during the second quarter of 2009.  Increased pricing in the Company’s Texas and Michigan markets was partially offset by lower prices in the Company’s northern New Jersey and California markets. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete decreased 3.9 percent in the second quarter of 2009 from the first quarter of 2009 reflecting the removal of charges for winter-related additives and pricing pressures in certain markets.

Revenues in the Company’s precast concrete products segment were $16.0 million for the three months ended June 30, 2009, a decrease of $1.3 million, or 7.7 percent, from the corresponding period in 2008. The Company’s second quarter 2009 precast concrete products revenues were down as a result of the continued downturn in residential construction in the Company’s northern California and Phoenix, Arizona markets.

EBITDA was $9.6 million in the second quarter of 2009, compared to EBITDA of $19.2 million in the second quarter of 2008.  As a percentage of revenue, EBITDA for the second quarter of 2009 was 6.7 percent, compared to 9.3 percent in the second quarter of 2008.  EBITDA for the second quarter of 2009 was lower than the comparable prior-year period primarily due to reduced profits resulting from lower ready-mixed concrete sales volume and lower precast revenue, partially offset by a gain on the repurchase of the Company’s senior subordinated notes and cost reductions realized by the Company. The Company defines EBITDA as net income (loss) attributable to stockholders plus expense (benefit) for income taxes, net interest expense, depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA, free cash flow and net debt (other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

Commenting on the second quarter results, Michael W. Harlan, the Company’s President and Chief Executive Officer, said, “As expected, our sales volumes continue to reflect significant declines due to the continuing U.S. recession and financial crisis.  On a consolidated basis, we were generally pleased with the pricing trends we saw in the second quarter.  More importantly, our raw material spread improved 280 basis points over the second quarter of last year.  The positive effects of the cost control measures implemented in the fourth quarter of 2008 are showing up in our marginal contribution and EBITDA margin.”  Mr. Harlan continued, “Looking forward, we now expect full year 2009 volumes to be down in excess of 25 percent year-over-year.  We continue to pursue infrastructure projects directly and indirectly tied to the American Recovery and Reinvestment Act of 2009, but expect most of the volume from these projects to be realized in 2010.”

The Company’s selling, general and administrative (“SG&A”) expenses were $17.6 million during the second quarter of 2009, roughly flat with the second quarter of 2008.  While total SG&A expenses were comparable quarter over quarter, compensation expense declined as a result of the workforce reductions in 2008 and reduced incentive-based compensation accruals, and all other areas of SG&A expense, except professional fees and bad debt expense, declined in the second quarter as a result of cost control measures implemented by the Company. The Company increased its bad debt provision as a result of the current economic environment and recorded higher professional fees associated with certain litigation matters during the second quarter of 2009, as compared to the second quarter of 2008.

Depreciation, depletion and amortization expense for the second quarter of 2009 increased $0.4 million to $7.4 million, as compared to $7.0 million for the second quarter of 2008, primarily due to additional depreciation expense related to the Company’s new information technology system and acquisitions in the second half of 2008.

The Company recorded a $2.9 million net gain in the second quarter of 2009 related to the purchase of $5.0 million aggregate principal amount of its 8⅜ percent senior subordinated notes in open market transactions for $2.0 million.  The Company used its revolving credit facility to fund the open market purchases.

Interest expense in the second quarter of 2009 decreased approximately $0.1 million to $6.6 million, compared to $6.7 million for the second quarter of 2008. This decline was primarily due to the interest savings from the repurchase of the Company’s senior subordinated notes and lower interest rates on borrowings under its credit facility when compared to the second quarter of 2008.

The Company recorded an income tax benefit from continuing operations of $0.4 million for the three months ended June 30, 2009, as compared to income tax expense of $2.2 million for the corresponding period in 2008. At the end of each interim reporting period, the Company estimates the effective income tax rate expected to be applicable for the full year.  The Company uses this estimate in providing for income taxes on a year-to-date basis, and it may vary in subsequent interim periods if the estimate of full year income or loss changes.  The annualized effective tax benefit rate was estimated to be 6.3% for 2009 and was 16.2% for 2008. For the six months ended June 30, 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including operating loss carryforwards, which reduced the effective benefit rate from the expected statutory rate.

The Company used cash in operations of $12.1 million during the second quarter of 2009, compared to net cash provided by operations of $5.0 million in the second quarter of 2008.  Cash flow from operations declined in the second quarter of 2009 compared to the second quarter of 2008, primarily due to lower income as a result of lower demand for the Company’s products.  The Company’s free cash flow (defined as net cash provided by (used in) operations, less capital expenditures for property, plant and equipment, net of disposals) for the second quarter of 2009 was ($14.2) million, compared to $1.2 million in the second quarter of 2008.  Capital expenditures, net of disposal proceeds, were down approximately $1.8 million to $2.1 million in the second quarter of 2009, as compared to $3.9 million in the second quarter of 2008.

The Company’s net debt at June 30, 2009 was $306.6 million, up $15.4 million from March 31, 2009.  The sequential quarterly increase in the Company’s net debt was primarily related to higher borrowings under its credit facility to fund the acquisition of a concrete recycling business in New York and a semi-annual interest payment on the senior subordinated notes.   Net debt at June 30, 2009 was comprised of total debt of $311.1 million, less cash and cash equivalents of $4.5 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “We continue to aggressively manage our working capital needs in light of the challenging times.  As of June 30, 2009, we have $4.5 million of cash on hand and $48.1 million of available borrowing capacity under our revolving credit facility.  Based on our outlook for the rest of the year, we expect to generate positive operating cash flow for the second half of the year.  However, full year free cash flow will most likely be a use of cash based on these operating conditions.  We are prudently managing our capital expenditures program and investing our capital as modestly as we can.”

YEAR-TO-DATE 2009 RESULTS

Revenues for the six months ended June 30, 2009 decreased 29.1 percent to $261.0 million, compared to $368.2 million for the first six months of 2008, reflecting lower ready-mixed concrete sales volumes and lower precast concrete products revenue.  This decline is also the result of decreased demand for the Company’s products due to lower construction spending in the Company’s markets.

The Company’s ready-mixed concrete and concrete-related products revenues for the six months ended June 30, 2009 were $238.7 million, a decrease of 30.2 percent compared to the first half of 2008.   The Company’s ready-mixed concrete sales volume for the first half of 2009 was approximately 2.20 million cubic yards, down 30.2 percent from approximately 3.16 million cubic yards of ready-mixed concrete sold during the first half of 2008. Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, first half 2009 volumes were down approximately 34.5 percent on a same-plant-sales basis from the first half of 2008.  This decline in volume reflects the continued slowdown in construction activity in each of the Company’s major markets.

The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased approximately 1.37 percent or $1.30 per cubic yard during the first six months of 2009, as compared to the first six months of 2008.  This increase is attributable to higher prices in the Company’s Texas and Michigan markets, offset by lower prices in the Company’s northern New Jersey and California markets.

Revenues in the Company’s precast concrete products segment were $29.5 million for the six months ended June 30, 2009, a decrease of $4.4 million, or 12.9 percent, from the corresponding period in 2008.  This decrease reflected the continued downturn primarily in residential construction in our northern California and Phoenix, Arizona markets.

EBITDA was $13.7 million, or 5.3 percent of revenue, in the first half of 2009, as compared with $24.4 million, or 6.6 percent of revenues, in the first half of 2008.  EBITDA for the first half of 2009 was lower than the comparable prior-year period primarily due to reduced profits resulting from lower ready-mixed concrete sales volumes and lower precast revenue, partially offset by a gain on the repurchase of the Company’s senior subordinated notes and cost reductions.

The Company’s selling, general and administrative expenses were $33.7 million in the first half of 2009, compared to $35.8 million in the first half of 2008.  This decrease was primarily due to lower incentive compensation accruals, lower travel and entertainment expenses and other cost reductions implemented in late 2008 and in 2009, partially offset by higher professional fees and bad debt provision.

Depreciation, depletion and amortization expense for the six months ended June 30, 2009 increased $1.0 million to $14.9 million, as compared to $13.9 million for the corresponding period of 2008, primarily due to additional depreciation expense related to the Company’s new information technology system and acquisitions in the second half of 2008.

The Company recorded a $7.4 million net gain in the first six months of 2009 related to the purchase of $12.4 million aggregate principal amount of its 8⅜ percent senior subordinated notes in open market transactions for $4.8 million.  The Company used its revolving credit facility to fund the open market purchases.

Interest expense in the first half of 2009 was down approximately $0.2 million to $13.3 million, compared to $13.5 million for the first half of 2008. As stated previously, this change was also primarily due to the interest savings from the repurchase of the Company’s senior subordinated notes and lower interest rates on borrowings under the credit facility when compared to the first six months of 2008. This was mostly offset by increased interest associated with higher amounts outstanding under the Company’s credit facility.

The Company recorded an income tax benefit from continuing operations of $1.1 million for the six months ended June 30, 2009, as compared to $0.9 million for the corresponding period in 2008. At the end of each interim reporting period, the Company estimates the effective income tax rate expected to be applicable for the full year.  The Company uses this estimate in providing for income taxes on a year-to-date basis, and it may vary in subsequent interim periods if the estimate of full year income or loss changes.  The Company’s annualized effective tax benefit rate was estimated to be 6.3 percent for 2009 and was 16.2 percent for 2008. For the six months ended June 30, 2009, the Company applied a valuation allowance against certain of its deferred tax assets, including operating loss carryforwards, which reduced the effective benefit rate from the expected statutory rate.

The Company used cash in operations of $2.0 million during the first six months of 2009, compared to net cash provided by operations during the first six months of 2008 of $9.5 million.  Cash flow from operations declined primarily due to lower income as a result of lower demand for the Company’s products. The Company’s free cash flow for the first half of 2009 was ($8.5) million, as compared to $0.1 million for the first half of 2008. Capital expenditures net of disposal proceeds were down approximately $2.9 million to $6.5 million during the six months ended June 30, 2009, as compared to $9.4 million in the corresponding period of 2008.

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Friday, August 7, 2009, at 10:00 a.m., Eastern time, to review its second quarter 2009 results.  To participate in the call, dial (480) 629-9692 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.  A replay of the conference call will be available through Friday, August 14, 2009.  To access the replay, dial (303) 590-3030 using the pass code 4126588.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com.  To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live Web cast, an archive will be available shortly after the call on the Company’s Web site at www.us-concrete.com within the “investors” section of the site.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.”  The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments.  The Company believes that net debt is useful to investors as a measure of its financial position.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.  See the attached “Additional Statistics” for reconciliation of each of these non-GAAP measures to the most comparable GAAP financial measures for the three and six months ended June 30, 2009 and 2008.

ABOUT U.S. CONCRETE

 U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and precast concrete products. The Company has 132 fixed and 12 portable ready-mixed concrete plants, seven precast concrete plants and seven producing aggregates facilities. During 2008 (including acquired volumes), these plant facilities produced approximately 6.5 million cubic yards of ready-mixed concrete and 3.5 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking information includes, but is not limited to, statements regarding:  expectations regarding full-year volumes; effect of the American Recovery and Reinvestment Act of 2009 on the Company; expectations regarding volume increases during 2010; the Company’s ability to manage its working capital needs and capital expenditures program; expectations regarding cash flow for second half of 2009 and for the full year 2009 free cash flow; reduction of cash interest expense pursuant to senior subordinated note repurchases; and future senior subordinated note repurchases.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2008.

 (Tables to follow)

U.S. CONCRETE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$143,726	$206,047	$261,026	$368,154
Cost of goods sold before depreciation, depletion and amortization	120,589	170,410	224,111	311,701
Selling, general and administrative expenses	17,607	17,642	33,685	35,773
Depreciation, depletion and amortization	7,450	7,035	14,906	13,913
Income (loss) from operations	(1,920)	10,960	(11,676)	6,767
Interest income	9	37	15	111
Interest expense	6,571	6,705	13,345	13,485
Gain on purchase of senior subordinated notes	2,913	—	7,406	—
Other income, net	341	428	690	1,050
Income (loss) from continuing operations before income taxes	(5,228)	4,720	(16,910)	(5,557)
Income tax expense (benefit)	(431)	2,202	(1,068)	(902)
Income (loss) from continuing operations	(4,797)	2,518	(15,842)	(4,655)
Loss from discontinued operations, net of tax	—	—	—	(149)
Net income (loss)	(4,797)	2,518	(15,842)	(4,804)
Net loss attributable to non-controlling interest	803	785	2,394	2,829
Net income (loss) attributable to stockholders	$(3,994)	$3,303	$(13,448)	$(1,975)

Earnings (loss) per share attributable to stockholders – basic
Income (loss) from continuing operations	$(0.11)	$0.09	$(0.37)	$(0.05)
Results of discontinued operations attributable to stockholders	—	—	—	—
Net income (loss)	$(0.11)	$0.09	$(0.37)	$(0.05)

Earnings (loss) per share attributable to stockholders – diluted
Income (loss) from continuing operations	$(0.11)	$0.08	$(0.37)	$(0.05)
Loss from discontinued operations, net of income tax benefit	—	—	—	—
Net income (loss)	$(0.11)	$0.08	$(0.37)	$(0.05)

Weighted average shares outstanding:
Basic	36,099	38,709	36,061	38,655
Diluted	36,099	39,340	36,061	38,655

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$4,468	$5,323
Trade accounts receivable, net	90,920	100,269
Inventories	31,311	32,768
Prepaid expenses	5,276	3,519
Other current assets	25,192	25,377
Total current assets	157,167	167,256

Property, plant and equipment, net	266,211	272,769
Goodwill	62,793	59,197
Other assets	7,402	8,588
Total assets	$493,573	$507,810

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,994	$3,371
Accounts payable and accrued liabilities	93,869	100,401
Total current liabilities	104,863	103,772

Long-term debt, net of current maturities	300,071	302,617
Other long-term obligations and deferred credits	22,766	21,058
Total liabilities	427,700	427,447

Commitments and contingencies

Equity:
Preferred stock	–	–
Common stock	38	37
Additional paid-in capital	266,951	265,453
Retained deficit	(206,012)	(192,564)
Treasury stock, at cost	(3,277)	(3,130)
Total stockholders’ equity	57,700	69,796
Non-controlling interest	8,173	10,567
Total equity	65,873	80,363
Total liabilities and equity	$493,573	$507,810

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
 (Unaudited)

	Six Months Ended June 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:	$(1,972)	$9,500

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals	(6,510)	(9,441)
Payments for acquisitions	(5,214)	(16,835)
Disposal of business unit	-	7,583
Other investing activities	-	170
Net cash used in investing activities	(11,724)	(18,523)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	95,406	6,282
Repayments of borrowings	(77,896)	(2,657)
Purchases of senior subordinated notes	(4,810)	-
Proceeds from issuances of common stock under compensation plans	288	377
Acquisition of treasury stock	(147)	(620)
Other financing activities	-	(10)
Net cash provided by financing activities	12,841	3,372
NET DECREASE IN CASH AND CASH EQUIVALENTS	(855)	(5,651)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,323	14,850
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,468	$9,199

U.S. CONCRETE, INC.
SELECTED REPORTABLE SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months Ended June 30,
	2009	2008	2009	2008
Revenue:
Ready-mixed concrete and concrete-related products	$131,737	$192,964	$238,734	$341,790
Precast concrete products	16,023	17,353	29,531	33,914
Inter-segment sales	(4,034)	(4,270)	(7,239)	(7,550)
Total revenue	$143,726	$206,047	$261,026	$368,154

Segment operating income (loss):
Ready-mixed concrete and concrete-related products	$2,373	$12,195	$(2,872)	$11,771
Precast concrete products	635	1,706	626	3,515
Gain on purchases of senior subordinated notes	2,913	-	7,406	-
Unallocated overhead and other income	178	2,083	985	2,695
Corporate:
Selling, general and administrative expense	(4,765)	(4,596)	(9,725)	(10,164)
Interest expense, net	(6,562)	(6,668)	(13,330)	(13,374)
Income (loss) before income taxes	$(5,228)	$4,720	$(16,910)	$(5,557)

Depreciation, depletion and amortization:
Ready-mixed concrete and concrete-related products	$6,251	$6,382	$12,474	$12,611
Precast concrete products	717	534	1,444	1,058
Corporate	482	119	988	244
Total depreciation, depletion and amortization	$7,450	$7,035	$14,906	$13,913

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS

(In thousands, unless otherwise noted)
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”).  However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our EBITDA, EBITDA margin, Net Debt and Free Cash Flow for the three and six months ended June 30, 2009 and June 30, 2008 and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2009 and June 30, 2008.  We have also included in the table below certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2009 and June 30, 2008.

We define EBITDA as our net income (loss) attributable to stockholders, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total revenue.  We have included EBITDA and EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents.  We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$94.15	$95.85
Volume (in cubic yards and thousands)	1,228	2,203

EBITDA reconciliation:
Net income (loss) attributable to stockholders	$(3,994)	$(13,448)
Income tax expense (benefit)	(431)	(1,068)
Interest expense, net	6,562	13,330
Depreciation, depletion and amortization	7,450	14,906
EBITDA	$9,587	$13,720
EBITDA margin	6.7%	5.3%

Free Cash Flow reconciliation:
Net cash used in operations	$(12,103)	$(1,972)
Less: capital expenditures, net of disposals $387 and $2,626	(2,083)	(6,510)
Free Cash Flow	$(14,186)	$(8,482)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$311,065
Less: cash and cash equivalents	4,468
Net Debt	$306,597

	Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$93.83	$94.60
Volume (in cubic yards and thousands)	1,786	3,157

EBITDA reconciliation:
Net income (loss) attributable to stockholders	$3,303	$(1,975)
Income tax expense (benefit)	2,202	(902)
Interest expense, net	6,668	13,374
Depreciation, depletion and amortization	7,035	13,913
EBITDA	$19,208	$24,410
EBITDA margin	9.3%	6.6%

Free Cash Flow reconciliation:
Net cash provided by operations	$5,033	$9,500
Less: capital expenditures, net of disposals $2,736 and $2,921	(3,880)	(9,441)
Free Cash Flow	$1,153	$59

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$302,125
Less: cash and cash equivalents	9,199
Net Debt	$292,926